                                                                     EXHIBIT 2.1




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





                            ASSET PURCHASE AGREEMENT

                          Dated as of January 29, 2001

                                     Between
                                 MAGNETEK, INC.
                                    as Seller

                                       and

                         YASKAWA ELECTRIC AMERICA, INC.
                                  as Purchaser

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------








                     Masuda, Funai, Eifert & Mitchell, Ltd.
                        One East Wacker Drive, Suite 3200
                          Chicago, Illinois 60601-2002
                                 (312) 245-7500

                                TABLE OF CONTENTS

1. DEFINITIONS

         1.1      DEFINITIONS....................................................................................1

         1.2      OTHER DEFINITIONAL PROVISIONS..................................................................6


2. SALE AND PURCHASE OF BUSINESS

         2.1      TRANSFER OF ASSETS.............................................................................7

         2.2      EXCLUDED ASSETS................................................................................8

         2.3      ASSUMED LIABILITIES............................................................................9

         2.4      EXCLUDED LIABILITIES..........................................................................10

         2.5      PURCHASE PRICE................................................................................11

         2.6      CLOSING.......................................................................................11

         2.7      ADJUSTMENT OF PURCHASE PRICE..................................................................11

         2.8      ALLOCATION OF PURCHASE PRICE..................................................................12

         2.9      TRANSACTION TAXES AND FEES....................................................................13


3. REPRESENTATIONS AND WARRANTIES OF SELLER

         3.1      ORGANIZATION; GOOD STANDING; AFFILIATES.......................................................13

         3.2      AUTHORITY; NO CONFLICT; AGREEMENT VALIDITY, EFFECT............................................13

         3.3      FINANCIAL INFORMATION.........................................................................14

         3.4      ABSENCE OF CERTAIN LIABILITY..................................................................14

         3.5      NO MATERIAL ADVERSE EFFECT....................................................................14

         3.6      ORDINARY COURSE...............................................................................14

         3.7      ABSENCE OF CHANGES............................................................................14


                                       i


         3.8      TAX MATTERS...................................................................................15

         3.9      EMPLOYEES.....................................................................................15

         3.10     LABOR MATTERS.................................................................................16

         3.11     EMPLOYEE BENEFITS.............................................................................16

         3.12     ASSETS........................................................................................16

         3.13     REAL PROPERTY.................................................................................16

         3.14     PERSONAL PROPERTY.............................................................................16

         3.15     INTANGIBLE PERSONAL PROPERTY..................................................................17

         3.16     CONTRACTS.....................................................................................18

         3.17     CUSTOMERS, SUPPLIERS..........................................................................20

         3.18     PRODUCT SAFETY, LIABILITY.....................................................................20

         3.19     ENVIRONMENTAL MATTERS.........................................................................21

         3.20     LEGAL REQUIREMENTS, PERMITS...................................................................21

         3.21     PROCEEDINGS...................................................................................21

         3.22     ACCOUNTS, LOCKBOXES, POWERS OF ATTORNEY.......................................................21

         3.23     NO INTERMEDIARY...............................................................................21

         3.24     LIMITED REPRESENTATIONS.......................................................................22


4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         4.1      ORGANIZATION; GOOD STANDING; AFFILIATES.......................................................22

         4.2      AUTHORITY; NO CONFLICT; AGREEMENT VALIDITY, EFFECT............................................22

         4.3      PROCEEDINGS...................................................................................23

         4.4      NO INTERMEDIARY...............................................................................23

         4.5      ACKNOWLEDGMENT................................................................................23

                                       ii

5. COVENANTS OF SELLER

         5.1      ACCESS........................................................................................23

         5.2      CONDUCT OF BUSINESS...........................................................................23

         5.3      NON-COMPETITION...............................................................................24

         5.4      CONFIDENTIALITY...............................................................................25

         5.5      NOTICE OF CERTAIN EVENTS......................................................................25



6. COVENANTS OF PURCHASER

         6.1      MAINTENANCE OF BUSINESS RECORDS...............................................................26

         6.2      NOTICE OF CERTAIN EVENTS......................................................................26

         6.3      CONFIDENTIALITY...............................................................................26

         6.4      EXCLUDED ASSETS...............................................................................26

         6.5      NON-SOLICITATION..............................................................................26



7. ADDITIONAL COVENANTS

         7.1      CLOSING EFFORTS...............................................................................27

         7.2      ANTITRUST MATTERS.............................................................................27

         7.3      LICENSED MARKS................................................................................27

         7.4      ABSENCE OF CERTAIN CONSENTS...................................................................27

         7.5      FORWARDING OF PAYMENTS, DELIVERIES............................................................27

         7.6      ACCOUNTS RECEIVABLE...........................................................................28

         7.7      TERMINATION OF CONFIDENTIALITY AGREEMENT......................................................28

         7.8      SUPPLY OF CERTAIN DC DRIVE PRODUCTS...........................................................28

                                       iii

8. CONDITIONS TO SELLER'S OBLIGATIONS

         8.1      HSR ACT, PERMITS..............................................................................28

         8.2      NO BREACH.....................................................................................28

         8.3      CERTIFICATE...................................................................................29

         8.4      RESOLUTIONS...................................................................................29

         8.5      UNION MATTERS.................................................................................29


9. CONDITIONS TO PURCHASER'S OBLIGATIONS

         9.1      HSR ACT, PERMITS..............................................................................29

         9.2      NO BREACH.....................................................................................29

         9.3      CERTIFICATE...................................................................................29

         9.4      RESOLUTIONS...................................................................................29

         9.5      CONSENTS......................................................................................30

         9.6      ENVIRONMENTAL, HEALTH, SAFETY.................................................................30

         9.7      INSPECTIONS, APPRAISALS.......................................................................30

         9.8      INSURANCE.....................................................................................30

         9.9      SEARCHES......................................................................................30

         9.10     RELEASES OF ENCUMBRANCES......................................................................30

         9.11     SURVEYS.......................................................................................30

         9.12     ESTOPPELS.....................................................................................30

         9.13     NO PROCEEDING.................................................................................30

         9.14     NO ADVERSE LEGAL REQUIREMENT..................................................................30

         9.15     EMPLOYEE MATTERS..............................................................................30

         9.16     EMPLOYEE BENEFIT MATTERS......................................................................31

                                       iv

         9.17     UNION MATTERS.................................................................................31

         9.18     PRODUCTIVITY MEASURES.........................................................................31

         9.19     FINANCIAL INFORMATION.........................................................................31


10. INDEMNIFICATION

         10.1     INDEMNIFICATION BY SELLER.....................................................................31

         10.2     INDEMNIFICATION BY PURCHASER..................................................................31

         10.3     THIRD-PARTY PROCEEDINGS.......................................................................32

         10.4     MINIMUM THRESHOLD, MAXIMUM INDEMNIFICATION....................................................32

         10.5     DAMAGES NET OF INSURANCE; DAMAGES LIMITATION; DAMAGES TREATMENT...............................32

         10.6     TERMINATION OF CERTAIN INDEMNIFICATION........................................................33

         10.7     SURVIVAL OF REPRESENTATIONS...................................................................33

         10.8     NO EXHAUSTION OF REMEDIES.....................................................................33

         10.9     REMEDY SELECTION..............................................................................34


11. EMPLOYMENT, LABOR AND EMPLOYEE BENEFIT MATTERS

         11.1     EMPLOYEES.....................................................................................34

         11.2     EMPLOYEE BENEFIT PLANS........................................................................34

         11.3     VACATION, HOLIDAY, SICK AND SEVERANCE PAY.....................................................35

         11.4     ACCESS TO INFORMATION.........................................................................35

         11.5     PAYROLL TAX...................................................................................35

         11.6     THIRD-PARTY BENEFICIARIES.....................................................................36


12. TERMINATION PRIOR TO CLOSING

         12.1.    TERMINATION...................................................................................36

                                       v

         12.2.    EFFECT ON OBLIGATIONS.........................................................................36


13. GENERAL PROVISIONS

         13.1     ENTIRE AGREEMENT..............................................................................36

         13.2     SUCCESSORS AND ASSIGNS........................................................................36

         13.3     COUNTERPARTS..................................................................................37

         13.4     HEADINGS......................................................................................37

         13.5     WAIVER........................................................................................37

         13.6     BULK SALES COMPLIANCE.........................................................................37

         13.7     NOTICES.......................................................................................37

         13.8.    GOVERNING LAW.................................................................................38

         13.9.    PUBLIC ANNOUNCEMENTS..........................................................................38

         13.10.   FURTHER ASSURANCES............................................................................38

         13.11.   SEVERABILITY..................................................................................39

         13.12.   DISPUTE RESOLUTION............................................................................39


         SCHEDULES

         Schedule 2.1(1)    Real Property
         Schedule 2.1(2)    Personal Property
         Schedule 2.1(5)    Contracts
         Schedule 2.1(6)    Software
         Schedule 2.1(9)    Intellectual Property
         Schedule 2.1(10)   Permits
         Schedule 2.2       Excluded Assets
         Schedule 2.7       Base Balance Sheet
         Schedule 2.8       Allocation of Purchase Price
         Schedule 3.2       Authority; No Conflict; Agreement Validity, Effect
         Schedule 3.7       Absence of Changes
         Schedule 3.9       Employees

         Schedule 3.10      Labor Matters
         Schedule 3.11      Employee Benefits
         Schedule 3.12      Assets
         Schedule 3.15      Perfection, Maintenance
         Schedule 3.17      Customers, Suppliers
         Schedule 3.18      Product Safety, Liability
         Schedule 3.19      Environmental Matters
         Schedule 3.21      Proceedings
         Schedule 3.22      Accounts, Lockboxes, Powers of Attorney
         Schedule 5.3       Non-Competition
         Schedule 7.3       Licensed Marks
         Schedule 9.5       Material Consents
         Schedule 11.2      Employee Benefit Plans


         EXHIBITS

         Exhibit 1          Bill of Sale and Assignment and Assumption Agreement
         Exhibit 2          Intellectual Property Assignment
         Exhibit 3          Information Systems Support Agreement
         Exhibit 4          Sublease
         Exhibit 5          Supply Agreement
         Exhibit 6          Transitional Services Agreement

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT ("AGREEMENT") is made effective as of January 29, 2001 ("EFFECTIVE DATE"), by MagneTek, Inc., a Delaware corporation ("SELLER"), with its principal place of business located at 26 Century Boulevard, Nashville, Tennessee, and Yaskawa Electric America, Inc., an Illinois corporation ("PURCHASER"), with its principal place of business located at 2121 Norman Drive South, Waukegan, Illinois.

         WHEREAS, Seller, through its Drives & Industrial Controls Division ("DIVISION"), is in the business of, among other things, manufacturing, assembling, packaging, marketing, distributing, selling, servicing, repairing and supporting Yaskawa general purpose AC drives and related products, systems or solutions, including, but not limited to, the "GPD" product line, and such business is commonly referred to as the "Drives Products Group" ("BUSINESS");

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller pertaining to the Business, subject to the terms and conditions herein;

         WHEREAS, Seller desires to transfer, and Purchaser desires to assume, certain liabilities pertaining to the Business, subject to the terms and conditions herein;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


1.       DEFINITIONS.

         1.1 DEFINITIONS. For purposes of this Agreement, unless the context requires otherwise, the following capitalized terms shall be defined as follows:

         "ACCOUNTS RECEIVABLE" has the meaning set forth in Section 2.1(4).

         "AFFILIATE" means a person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

         "AGREEMENT" means this Agreement, as amended, modified and supplemented from time to time.

         "ANCILLARY AGREEMENTS" means the Bill of Sale and Assignment and Assumption Agreement, Intellectual Property Assignments, IS Agreement, Transitional Services Agreement, Supply Agreement and Sublease.

         "ASSETS" has the meaning set forth in Section 2.1.

         "ASSUMED LIABILITIES" has the meaning set forth in Section 2.3.

         "BASE BALANCE SHEET" has the meaning set forth in Section 2.7(1).

         "BENEFIT PLAN" means any employee benefit, pension, health or welfare plan or program.

         "BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Bill of Sale and Assignment and Assumption Agreement between Seller and Purchaser substantially in the form of Exhibit 1.

         "BUSINESS" has the meaning set forth in the recitals.

         "BUSINESS RECORDS" has the meaning set forth in Section 2.1(12).

         "CERTIFICATION" has the meaning set forth in Section 2.1(12).

         "CLOSING" means the consummation of the transactions contemplated by this Agreement.

         "CLOSING BALANCE SHEET" has the meaning set forth in Section 2.7(2).

         "CLOSING DATE" means 12:01 a.m. (Central time) of the date on which the Closing occurs.

         "CODE" means the federal Internal Revenue Code of 1986, as amended.

         "COLLECTIVE BARGAINING AGREEMENT" means the Labor Agreement between Seller and Local 846, International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, dated October 9, 1998, as amended.

         "CONSENT" means any consent, approval, authorization, certificate, or waiver of any third party required or necessary to (i) assign or transfer any Contract, Permit or other Asset or (ii) consummate the transactions contemplated by this Agreement.

         "CONTRACTS" has the meaning set forth in Section 2.1(5).

         "COPYRIGHT" means any copyright and any registration, application, renewal or filing in connection therewith.

         "CORPORATE RECORDS" means (i) the articles of incorporation and by-laws; (ii) all amendments thereto, minutes of the proceedings of the Board of Directors and shareholders; and (iii) all other documents relating to the organization and corporate maintenance of a corporation.

         "DAMAGES" means any damages, injuries, losses, payments, expenses, fees, costs, fines or penalties, including, but not limited to, reasonable investigation expenses and attorneys' fees.

         "DIVISION" has the meaning set forth in the preamble.

         "DOLLAR(S)", "$" and "U.S. $" mean lawful currency of the United States of America which is legal tender for the payment of public and private debts in the United States of America.

         "EFFECTIVE DATE" has the meaning set forth in the preamble.

         "EMPLOYEE" means any person employed by Seller primarily in connection with the Business including, without limitation, any person on leave.

         "ENCUMBRANCE" means any encumbrance, lien, charge, pledge, hypothecation, mortgage, deed of trust or security interest.

         "EXCLUDED ASSETS" has the meaning set forth in Section 2.2.

         "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.4.

         "GAAP" means U.S. generally accepted accounting principles applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any international, foreign, federal, state, regional, local or other governmental or regulatory authority, body or official.

         "HSR ACT" means the federal Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HAZARDOUS MATERIAL" means any (i) pollutant, contaminant or waste or
(ii) material, substance, liquid, gas, chemical or product which is toxic or hazardous or classified or regulated as "toxic" or "hazardous" by any Legal Requirement, including, but not limited to, asbestos, lead, petroleum (including crude oil and any fraction thereof) polychlorinated biphenyls and radon.

         "INDEMNIFIED PARTY" means a party entitled to indemnification from another party pursuant to Section 10 and any of such first party's Affiliates, officers, directors, employees or agents.

         "INDEMNIFYING PARTY" means a party required to provide indemnification pursuant to Section 10.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 2.1(9).

         "INTELLECTUAL PROPERTY ASSIGNMENT" means the Intellectual Property Assignment from Seller in favor of Purchaser substantially in the form of
Exhibit 2.

         "INVENTORY" has the meaning set forth in Section 2.1(3).

         "IRS" means the U.S. Internal Revenue Service.

         "IS AGREEMENT" means the Information Systems Support Agreement between Purchaser and Seller substantially in the form of Exhibit 3.

         "KNOWLEDGE" means the actual knowledge of Michael Knapek, John Colling, Rick Pratt, Hungsun Hui and Terry Jones.

         "LEGAL REQUIREMENT" means any treaty, convention, statute, law, regulation, ordinance, Permit, injunction, order, judgment, consent decree or legal requirement of a Governmental Authority, as amended from time to time.

         "MARK" means any trademark, trade name, logo, service mark or trade dress and any registration, application, renewal or filing in connection therewith, including, but not limited to, the "GPD" name and numbering system.

         "MATERIAL ADVERSE EFFECT" means any condition, circumstance, change or effect that is materially adverse to the assets, properties, operations, financial condition or performance of the Business or to the transactions contemplated by this Agreement, taken as a whole.

         "MINIMUM THRESHOLD" has the meaning set forth in Section 10.4(1).

         "PATENT" means any letter patent and patent application (including any re-issue, continuation, division, continuation-in-part, renewal, reexamination or extension) and any counterpart or equivalent.

         "PERMIT" means any permit, license, approval, authorization, registration, certificate, exemption, consent, right or privilege of a Governmental Authority.

         "PERMITTED ENCUMBRANCE" means any Encumbrance which (i) is listed on
Schedule 3.12, (ii) arose or was incurred in the ordinary course of the Business consistent with past practice or (iii) does not materially impair the value or use of any material Asset.

         "PERSON" means any natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

         "PERSONAL PROPERTY" has the meaning set forth in Section 2.1(2).

         "PRE-CLOSING TAX" means any Tax with respect to the income or operations of the Business incurred in (i) any taxable period ending before the Closing Date or (ii) in the portion ending immediately before the Closing Date of any taxable period that includes, but ends after, the Closing Date, except for any Tax that is reflected on the Closing Balance Sheet or is the responsibility of Purchaser pursuant to Section 2.9. For purposes of determining Pre-Closing Taxes for any taxable period "straddling" the Closing Date, Taxes shall be allocated on a closing-of-the-books, specific-identification basis to the extent reasonably possible and, otherwise, Pre-Closing Taxes shall include the product obtained by multiplying the Taxes for any such entire period by a fraction, the numerator of which is the number of days in the taxable period through the day before Closing Date and the denominator of which is the number of days in the entire taxable period.

         "PROCEEDING" means any proceeding, charge, claim, complaint, action, arbitration, lawsuit or litigation, or any investigation or audit by a Governmental Authority.

         "PRODUCT" means any product or service currently sold or offered by the Business, including, but not limited to, drives and AC inverters and related systems or solutions and the "GPD" product line.

         "PURCHASE PRICE" has the meaning set forth in Section 2.5.

         "PURCHASER" has the meaning set forth in the preamble.

         "REAL PROPERTY" has the meaning set forth in Section 2.1(1).

         "RELEASE" means any release, spill, leak, escape, discharge, emission, leaching, migration, seepage, movement, dumping, burying or disposal.

         "SELLER" has the meaning set forth in the preamble.

         "SOFTWARE" has the meaning set forth in Section 2.1(6).

         "SUBLEASE" means the Sublease between Purchaser and Seller substantially in the form of Exhibit 4.

         "SUPPLY AGREEMENT" means the Supply Agreement between Purchaser and Seller substantially in the form of Exhibit 5.

         "TANGIBLE NET WORTH" means the current and fixed assets of the Business (excluding goodwill) less trade accounts payable and other liabilities of the Business being assumed by Purchaser.

         "TAX" means any tax, including, but not limited to, any pertaining to income, profits, premiums, estimated, excise, sales, use, gross receipts, franchise, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges, whether or not measured in whole or in part by net income, and including deficiencies, interest, additions or tax or interest and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment relating to the foregoing and including any liability for the payment of any amounts described above as a result of being a "Transferee" as defined in Section 6901 of the Code.

         "TAX RETURN" means any return, statement, report, filing or other document pertaining to a Tax and which is required to be filed with a Governmental Authority.

         "TECHNOLOGY" means any technology, knowledge, know-how, expertise, method, invention, discovery, research or technical information.

         "TRADE SECRET" means any trade secret or confidential or proprietary information, including, but not limited to, a confidential Technology, customer list, formulation, pattern, compilation, device, method, technique or process.

         "TRANSACTION AGREEMENTS" means this Agreement and the Ancillary Agreements (including any schedule, exhibit or attachment thereto).

         "TRANSFERRED EMPLOYEE" means any Employee who is employed by Purchaser in connection with the Business after the Closing.

         "TRANSITIONAL SERVICES AGREEMENT" means the Transitional Services Agreement between Purchaser and Seller substantially in the form of Exhibit 6.

         "WEBSITE" has the meaning set forth in Section 2.1(8).

         1.2 OTHER DEFINITIONAL PROVISIONS. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "Section," "Schedule" and "Exhibit" refer to this Agreement unless otherwise specified. The word "party" refers to a party to this Agreement unless the context requires otherwise. The meanings given to terms defined herein shall be applicable equally to both the singular and plural forms of such terms.

2. SALE AND PURCHASE OF BUSINESS.

         2.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing and upon payment of the Purchase Price this Agreement shall become effective and Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept all right, title and interest of Seller in all assets, properties, rights and businesses owned, held or used primarily in connection with the Business as of the Closing Date ("ASSETS"), including, but not limited to:

                  (1) REAL PROPERTY. All interests in real property, including, but not limited to, the buildings, structures, improvements and fixtures listed at Schedule 2.1(1) ("REAL PROPERTY");

                  (2) PERSONAL PROPERTY. All machinery, equipment, fixed assets, fixtures, goods, hardware, tools, dies, patterns, molds, computers, communication or information systems, parts, appliances, furniture, furnishings, artwork, vehicles and other tangible personal property, including, but not limited to, those listed at Schedule 2.1(2) ("PERSONAL PROPERTY");

                  (3) INVENTORY. All raw materials, work-in-process, finished goods, supplies and other inventories ("INVENTORY");

                  (4) ACCOUNTS RECEIVABLE. All accounts, notes, debts and other receivables ("ACCOUNTS RECEIVABLE");

                  (5) CONTRACTS. All contracts, agreements, obligations, leases, licenses, guaranties, warranties, sales and purchase orders or other legally binding commitments to which Seller is a party, to the extent transferable, including, but not limited to, those listed at Schedule 2.1(5) ("CONTRACTS");

                  (6) SOFTWARE. All computer, communication, equipment, information system and other software, programs and files, including, but not limited to, those listed at Schedule 2.1(6), and all documentation in connection therewith ("SOFTWARE");

                  (7) DATABASES. All databases, reports, lists, files, compilations, collections and spreadsheets, including, but not limited to, those pertaining to customers, prospects, suppliers, competitors, products, goods, services, sales, purchases, transactions, operations and production ("DATABASES");

                  (8) WEBSITES. All rights pertaining to www.drives.com ("WEBSITE");

                  (9) INTELLECTUAL PROPERTY. All Patents, Marks, Copyrights, Trade Secrets and Technology, including, but not limited to, those listed at Schedule 2.1(9), and all rights and goodwill in connection therewith ("INTELLECTUAL PROPERTY");

                  (10) PERMITS. All Permits, to the extent transferable, including, but not limited to, any transferable Permits listed at
         Schedule 2.1(10) ("TRANSFERRED PERMITS");

                  (11) CERTIFICATIONS. All certificates, approvals, registrations, rights and privileges from any industry, testing, standard setting, compliance, validation association, organization or other Person, including Underwriters Laboratories and similar entities ("CERTIFICATIONS");

                  (12) BUSINESS RECORDS. All books, records, documents, documentation, papers, files, correspondence, communications, journals, logs, ledgers, manuals, directories, catalogs, reference works, literature, graphics, blueprints, drawings, illustrations and similar materials, regardless of format or medium ("BUSINESS RECORDS"); and

                  (13) MISCELLANEOUS. All telephone numbers, lock boxes, prepaid items and deposits to the extent reflected on the Closing Balance Sheet and claims against other Persons (except those relating to Excluded Assets or Excluded Liabilities).

         2.2 EXCLUDED ASSETS. Anything to the contrary notwithstanding, the following assets, properties, rights and businesses shall be retained by Seller and shall not be transferred to Purchaser:

                  (1) any Contract, to the extent not transferable;

                  (2) any Permit, to the extent not transferable;

                  (3) the facility in or near Pittsburgh;

                  (4) any Benefit Plan, retention, "stay and pay" or similar agreement or contract of Seller with any Employee or other Person, including, but not limited to, those agreements dated as of June 1, 2000 with five certain Employees;

                  (5) all cash and cash equivalent items (except for deposits and prepaid expenses reflected on the Closing Balance Sheet) of Seller, including, without limitation, checking accounts, certificates of deposit, time deposits, securities and the proceeds of accounts receivable, including uncashed checks in payment thereof received by Seller on or prior to the Closing Date, in each case whether or not relating to the Business;

                  (6) all rights, properties, and assets which have been used or held for use in connection with the Business and which shall have been transferred (including transfers by way of sale) or otherwise disposed of prior to the Closing, PROVIDED THAT such transfers and disposals shall have been in the ordinary course of the Business consistent with past practice;

                  (7) Seller's corporate charter, qualifications to conduct business, arrangements with registered agents relating to qualifications to conduct business, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating solely to the organization, maintenance and existence of Seller;

                  (8) rights to or claims for refunds or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller, whether or not attributable to the Business;

                  (9) claims or rights against other Persons in connection with Excluded Assets or Excluded Liabilities;

                  (10) all insurance policies and rights thereunder, including, but not limited to, rights to any cancellation value as of the Closing Date;

                  (11) all Trade Secrets, Patents, Marks, Technology, Websites, Databases or Business Records of Seller, its divisions or its Affiliates to the extent not owned, used or held by Seller primarily in connection with the Business;

                  (12) all "MagneTek" Marks or any derivative thereof;

                  (13) any asset or right that is provided by Seller to Purchaser pursuant to the IS Agreement or Transitional Services Agreement;

                  (14) all Business Records relating to Proceedings not included in the Assumed Liabilities or prepared or received by Seller in preparation for the sale of the Business; and

                  (15) any asset, property, right or business listed on Schedule 2.2.

         2.3 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, Purchaser after the Closing Date shall assume the following ("ASSUMED LIABILITIES"):

                  (1) liabilities arising from the conduct of the Business by Purchaser after the Closing Date;

                  (2) liabilities set forth on the Closing Balance Sheet;

                  (3) liabilities arising after the Closing Date pursuant to the Contracts assumed by Purchaser provided that Purchaser is also assuming the 2001 license fee under the Xycom license agreement;

                  (4) liabilities for warranty claims asserted with respect to Products sold on or before the Closing Date;

                  (5) liabilities for product liability Damages arising from events occurring after the Closing Date with respect to Products sold on or before the Closing Date;

                  (6) liabilities assumed by Purchaser pursuant to Section 11;

                  (7) liabilities not addressed in subsections (1) through (6) above for injuries or events occurring after the Closing Date arising from the conduct of the Business by Seller in the ordinary course on or before the Closing Date; and

                  (8) other liabilities not addressed in subsections (1) through
         (7) above arising from the conduct of the Business by Seller in the ordinary course on or before the Closing Date that: (i) are not Excluded Liabilities; (ii) that are not required to be included on the Closing Balance Sheet; and (iii) do not, in the aggregate, exceed $1,000,000.

         2.4 EXCLUDED LIABILITIES. All liabilities, obligations and commitments in connection with the Business other than the Assumed Liabilities ("EXCLUDED LIABILITIES") shall be retained by Seller and shall not be assumed by Purchaser. Without limiting the foregoing, Purchaser shall not assume or otherwise be responsible for, without limitation, the following Excluded Liabilities: any liability, obligation or commitment to the extent:

                  (1) arising in connection with any Excluded Asset;

                  (2) arising in connection with an asset, property or business of Seller other than the Assets, such as, without limitation, the Division or Seller facilities in or near Pittsburgh, Pennsylvania;

                  (3) relating to workers' compensation claims for injuries occurring on or before the Closing Date;

                  (4) arising pursuant to any Benefit Plan of Seller;

                  (5) for any Pre-Closing Tax;

                  (6) arising, through the third anniversary of the Closing Date, from any existence, generation, storage, treatment, disposal, Release or threatened Release of a Hazardous Material in connection with the Business or at or around the Real Property on or before the Closing Date; and

                  (7) in connection with the Proceedings set forth at Schedule 3.21.

         2.5 PURCHASE PRICE. The purchase price for the Assets is U.S. $27,588,000 ("PURCHASE PRICE"), subject to adjustment pursuant to Section 2.7.

         2.6 CLOSING. The Closing shall occur at the offices of Masuda, Funai, Eifert & Mitchell, Ltd., One East Wacker Drive, Suite 3200, Chicago, Illinois, 60601 on the later of January 29, 2001 or the 10th business day after satisfaction of all closing conditions set forth in Sections 9 and 10, or at such other time and/or place agreed upon by the parties. At the Closing:

                  (1) Purchaser shall pay to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller with a U.S. bank designated by Seller;

                  (2) Seller and Purchaser shall execute, enter and deliver to each other the Ancillary Agreements to which they are a party;

                  (3) Seller shall transfer and deliver to Purchaser possession and control of the Assets; and

                  (4) Seller and Purchaser shall execute, enter and deliver to each other such transfer instruments, certificates, receipts, agreements or other documents as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

         2.7      ADJUSTMENT OF PURCHASE PRICE.

                  (1) The Purchase Price shall be adjusted by the difference between the Tangible Net Worth of the Business as shown on the Balance Sheet Analysis: Drives Portion as of August 27, 2000, as restated, a copy of which is set forth at Schedule 2.7 ("BASE BALANCE SHEET"), and the Tangible Net Worth of the Business as of the Closing Date.

                  (2) As soon as possible, but in no event later than 30 days after the Closing Date, Purchaser shall prepare and deliver to Seller a balance sheet setting forth the assets, liabilities and Tangible Net Worth of the Business as of the Closing Date ("CLOSING BALANCE SHEET"), which Closing Balance Sheet shall be prepared in accordance with GAAP (except as set forth in Section 3.3) as historically applied by Seller and in a manner consistent with that used in the preparation of the Base Balance Sheet. Purchaser and its authorized representatives and agents shall be given full access by Seller to all necessary and relevant information necessary to prepare the Closing Balance Sheet.

                  (3) During the 45 days after Seller's receipt of the Closing Balance Sheet, Seller shall be entitled to review and confirm the Closing Balance Sheet. During this review process, Seller and its authorized representatives and agents shall be given full access by Purchaser to all necessary and relevant information, including, but not limited to all Business Records, Employees and accountants of Purchaser necessary to confirm the information in the Closing Balance Sheet. If Seller does not object, in writing, to the Closing Balance Sheet within such 45 days, then the Closing Balance Sheet shall become final and binding upon the parties and the parties shall make the payment required by Section 2.7(6). If Seller objects to the Closing Balance Sheet within such 45 days, then the Closing Date Balance Sheet shall not become final and binding upon the parties until a resolution of the dispute specified in the notice is reached in accordance with Section 2.7(4) or Section 2.7(5).

                  (4) Purchaser and Seller shall negotiate in good faith and use their best efforts to resolve any objection within the 30 days following the written notice. If Purchaser and Seller are unable to resolve the dispute with respect to the Closing Balance Sheet, then the parties shall submit the dispute to an independent auditor agreed upon by the parties no later than the 31st day, along with all information necessary to support their respective positions. The parties shall supply any information which the independent auditor may reasonably request, from time to time. Purchaser and Seller shall each pay 50 percent of the fees and costs of the independent auditor for such determination.

                  (5) The independent auditor shall have a maximum of 60 days to review all information provided by the parties and issue a written determination of its findings regarding the dispute with respect to the Closing Balance Sheet. All decisions made by the independent auditor shall become final, binding and non-appealable upon the parties and enforceable pursuant to Section 13.12. Purchaser and Seller each covenant not to contest such decisions.

                  (6) Within 10 days after the Closing Balance Sheet becomes final and binding upon the parties, the adjustment to the Purchase Price shall be paid in immediately available U.S. funds by wire transfer. Such adjustment shall be paid by Purchaser to Seller if, and to the extent that, the Tangible Net Worth on the Closing Balance Sheet exceeds the Tangible Net Worth on the Base Balance Sheet. Such adjustment shall be paid by Seller to Purchaser if, and to the extent that, the Tangible Net Worth on the Base Balance Sheet exceeds the Tangible Net Worth on the Closing Balance Sheet. Interest will accrue on such adjustment from the Closing Date at a rate of 7.5 percent per annum.

         2.8 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as set forth at Schedule 2.8, subject to the adjustment provisions set forth in
Section 2.7. Each party shall prepare any applicable Tax Return in a manner consistent with Schedule 2.8, except to the extent such party reasonably believes that to do so would result in a violation of an applicable Legal Requirement.

         2.9 TRANSACTION TAXES AND FEES. Each party shall be responsible for its own taxes and fees in connection with the transactions contemplated by this Agreement.


3. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Purchaser as of the Effective Date as follows:

         3.1 ORGANIZATION; GOOD STANDING; AFFILIATES.

                  (1) Seller is a corporation duly organized, validly existing and in good standing pursuant to the laws of Delaware. Seller has all corporate power and authority required to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

                  (2) Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities, properties or assets with respect to the Business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         3.2 AUTHORITY; NO CONFLICT; AGREEMENT VALIDITY, EFFECT.

                  (1) Seller has all corporate power and authority, and has taken all corporate action, required to execute and deliver the Transaction Agreements to which it is or will be a party, to consummate the transactions contemplated thereby and to perform its obligations thereunder.

                  (2) Except as set forth on Schedule 3.2, neither Seller's execution, delivery or performance of the Transaction Agreements nor the consummation of any transaction contemplated hereunder will (with or without the giving of notice and/or the lapse of time), subject to applicable requirements of the HSR Act: (i) materially violate any material Corporate Record of Seller or Legal Requirement applicable to Seller; (ii) result in a material breach, default, acceleration or termination pursuant to any material Contract or material Encumbrance with respect to the Business; or (iii) require the material consent, authorization or approval of any other Person or Governmental Authority.

                  (3) This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes, and each Ancillary Agreement to which Seller is a party shall constitute, upon Seller's execution and delivery thereof, a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally or (ii) general principles of equity (whether in a proceeding in equity or at law).

         3.3 FINANCIAL INFORMATION. The Base Balance Sheet presents fairly in all material respects the assets and liabilities of the Business in accordance with GAAP, except that: (1) Excluded Assets and Excluded Liabilities are excluded; (2) intercompany advances and receivables (other than resulting from the sale of Products) are excluded; (3) accruals for retiree health and welfare benefits, if any, are excluded; and certain accrued Taxes, such as federal and state income Taxes, are excluded.

         3.4 ABSENCE OF CERTAIN LIABILITY. To the Knowledge of Seller, there is no material liability or obligation of any nature (whether known or unknown, accrued or contingent, due or to become due or otherwise) with respect to the Business except as: (1) reflected or reserved in the Base Balance Sheet, (2) set forth in the Schedules or (3) incurred since the date of the Base Balance Sheet, in the ordinary course of business consistent with past practices.

         3.5 NO MATERIAL ADVERSE EFFECT. Since the date of the Base Balance Sheet, there has been no occurrence of any facts or circumstances, individually or in the aggregate, which has had a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

         3.6 ORDINARY COURSE. Since the date of the Base Balance Sheet, Seller has conducted the Business in all material respects in the ordinary course consistent with past practices.

         3.7 ABSENCE OF CHANGES. Except as disclosed on Schedule 3.7, since the date of the Base Balance Sheet, with respect to the Business, there has not been any:

                  (1) material change to any material accounting, administrative, financial, management, employment, labor, operational, sales or other policy, practice or procedure;

                  (2) purchase, sale, transfer, assignment, disposition or encumbrance of any asset for an amount in excess of $25,000;

                  (3) damage, destruction or loss (regardless of any insurance) involving an amount in excess of $25,000;

                  (4) capital improvement, project or expenditure for an amount in excess of $25,000;

                  (5) obligation, debt, guarantee for an amount in excess of $25,000;

                  (6) payment, discharge, satisfaction, release, termination, compromise or settlement of any claim, right, indebtedness, guarantee, liability or obligation for an amount in excess of $25,000; or

                  (7) agreement, commitment or understanding with respect to the foregoing.

         3.8 TAX MATTERS.

                  (1) Seller has timely filed any required Tax Return, paid any required Tax, deficiency or penalty and made any required withholding in connection with the Assets or with respect to the income or operations of the Business to the extent Purchaser could be subject to a material liability for any such failure to file, pay or withhold. Any such Tax Return was true, complete and correct when filed.

                  (2) No Governmental Authority has proposed, assessed or asserted any material Tax deficiency against Seller for any period for which Tax Returns have been filed, and no lien for material Taxes exist, in connection with the Assets or with respect to the income or operations of the Business and for which Purchaser could be liable by reason of acquiring the Assets pursuant to this Agreement. To the Knowledge of the Seller there is no basis for any such deficiency.

         3.9 EMPLOYEES.

                  (1) Schedule 3.9(1) lists each Employee as follows: name, employee number, position or title, start date, base salary or wage rate.

                  (2) To the Knowledge of Seller, no key Employee, has advised Seller of an intent or plan to terminate his or her employment in connection with the Business within the next three months, including, but not limited to, because of the transactions contemplated by this Agreement. To the Knowledge of Seller, no key Employee is subject to any non-competition, non-disclosure or other agreement that has been, or which may be reasonably expected to be, breached in the course of such Employee's employment with respect to the Business.

                  (3) Schedule 3.9(3) lists each independent contractor used in connection with the Business in the last year as follows: name, address, responsibilities, engagement dates and compensation.

                  (4) Schedule 3.9(4) lists any material outstanding loan, advance or other payment obligation to Seller of any current or former employee of the Business, other than for reimbursement of travel or entertainment expenses incurred in the ordinary course of the Business.

         3.10 LABOR MATTERS.

                  (1) Schedule 3.10 lists any collective bargaining, union or other labor organization applicable to the Business or Employees.

                  (2) There is no pending or, to the Knowledge of Seller, threatened labor strike, lockout or work stoppage with respect to the Business or transactions contemplated by this Agreement.

         3.11 EMPLOYEE BENEFITS. Schedule 3.11 lists any material Benefit Plan in connection with the Business.

         3.12     ASSETS.

                  (1) TITLE, RIGHT. Seller has good and marketable title to, or other right to use or possess, the Assets, free and clear of any Encumbrance other than a Permitted Encumbrance. To the Knowledge of Seller, Schedule 3.12(1) lists any Encumbrance with respect to the Assets.

                  (2) SUFFICIENCY, LOCATION. Except (i) for the Excluded Assets,
         (ii) for the assets and services provided by Seller pursuant to the IS Agreement or Transitional Services Agreement or (iii) as set forth on
         Schedule 3.12(2), the Assets are substantially all of the assets, properties and rights used by Seller to conduct the Business in the ordinary course consistent with past practices. Except as set forth on
         Schedule 3.12(2), the assets and services provided by Seller pursuant to the IS Agreement and Transitional Services Agreement will enable Purchaser to conduct the Business on a basis consistent with past practices. All material, tangible Assets are located at the Real Property.

                  (3) CONDITION. In the aggregate and in all material respects, the Assets are adequate and suitable for their ordinary intended purposes and uses and are in good maintenance, repair and operating condition (ordinary wear and tear excepted).

         3.13 REAL PROPERTY. Schedule 2.1(1) lists each Real Property owned, leased or operated in connection with the Business and the following: address, approximate square footage, nature of property interest, on-site activities and any lease or sublease.

         3.14 PERSONAL PROPERTY. Schedule 2.1(2) lists as of December 31, 2000 all Personal Property owned primarily in connection with the Business, which is material or has a book value in excess of $1,000.

         3.15 INTANGIBLE PERSONAL PROPERTY.

                  (1) CERTAIN PROPERTY. Schedule 2.1(9) lists all Patents, registered Marks pending applications for Marks, material Marks and Copyrights and Schedule 2.1(6) lists all material Software owned, licensed or used by Seller in connection with the Business. The Website is the only the Internet website, domain name or uniform resource locator owned, licensed or used by Seller in connection with the Business.

                  (2) EXCLUSIVITY; VALIDITY; NO CHALLENGE.

                           (i) Seller is the owner of record in the U.S. Patent
                  and Trademark Office and all other international trademark offices or other related agencies, free and clear of any and all Encumbrances, other than Permitted Encumbrances, of all Intellectual Property listed on Schedule 2.1(9).

                           (ii) Seller has taken all actions necessary in the
                  U.S. Patent and Trademark Office and all other international trademark offices or other related agencies to maintain its ownership and other rights including without limitation, maintenance of any and all of the Intellectual Property listed on Schedule 2.1(9) in full force and effect.

                           (iii) Except as disclosed on Schedule 2.1(9) and
                  except for licenses of software or firmware used in the Business that are generally available "off the shelf" through commercial software vendors, Seller owns, or has the right to use and the right to transfer to the Purchaser without payment to any other party, the Intellectual Property.

                           (iv) Except as disclosed on Schedule 2.1(5) or
                  Schedule 2.1(9), no third party has been licensed or permitted to use any of the Intellectual Property.

                           (v) Except as set forth on Schedule 2.1(9), no claims
                  are pending or, to the Knowledge of Seller, threatened against Seller by any person with respect to the ownership, validity, enforceability, or use of any Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property.

                  (3) NO INFRINGEMENT OR MISAPPROPRIATION. To the Knowledge of Seller, neither Seller nor any of its Employees or agents, past or present, have infringed or misappropriated, or are infringing, the intellectual property of any other Person in connection with the Business. Seller is not aware of any infringement or misappropriation of any Intellectual Property by any other Person in connection with the Business. Seller has used reasonable diligence in policing any known third-party use of any Intellectual Property.

                  (4) TRADE SECRETS. Seller has taken any action reasonably necessary to maintain or protect the secrecy, confidentiality and value of any Trade Secret, except where failures to do so would not, individually or in the aggregate, have a Material Adverse Effect. Seller is not aware of any disclosure of a Trade Secret to any Person other than pursuant to an appropriate confidentiality arrangement for the benefit of the Business, except for disclosures which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (5) EMPLOYEES, CONTRACTORS. Except as set forth on Schedule 3.15(5), any employee or contractor (whether current or former) of Seller in connection with the

         Business has executed a reasonably appropriate confidentiality and assignment of inventions agreement for the benefit of Seller and the Business.

                  (6) PERFECTION, MAINTENANCE. With respect to any Patent or Mark set forth on Schedule 2.1(9), Schedule 3.15(6) lists the renewals or other routine and ordinary government filings that are required by current U.S. patent and trademark laws and regulations to be taken within 180 days of the Effective Date in order to maintain such applications, registrations or issued patents in force, except where the failure to make such renewals or filings would not, individually or in the aggregate, have a Material Adverse Effect.

         3.16 CONTRACTS. Each Contract is in full force and effect and is a valid, legal and binding obligation, enforceable in accordance with its terms, except to the extent limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally or (ii) general principles of equity (whether in a proceeding in equity or at law). Neither Seller nor, to the Knowledge of Seller, any other Person is in material breach or default with respect to any Contract. Schedule 2.1(5) lists all of the material Contracts. Schedule 2.1(5) lists Contracts by category and denotes any Contract which contains a provision requiring an assignment or change in control provision, as follows:

                  (1) AFFILIATE. Any agreement with an Affiliate of Seller;

                  (2) CORPORATE TRANSACTIONS. Any merger, acquisition, divestiture, stock purchase or similar agreement;

                  (3) OPTIONS. Any option, right of first refusal, right of first offer or similar agreement;

                  (4) EXTRAORDINARY. Any agreement outside the ordinary course of business;

                  (5) PARTNERS. Any joint venture, joint development, partnership, strategic alliance or similar agreement;

                  (6) NON-COMPETITION. Any non-competition or similar agreement;

                  (7) LABOR. Any collective bargaining or other agreement with a labor union or similar employee representative;

                  (8) EMPLOYMENT. Any employment agreement;

                  (9) CONSULTING. Any management, consulting, outsourcing or similar agreement;

                  (10) DISTRIBUTION/SALES. Any distributorship, dealership, sales representation, franchise, original equipment manufacturer, reseller or similar agreement;

                  (11) EXCLUSIVITY. Any exclusive, requirements, sole source or similar agreement;

                  (12) FINANCIAL. Any note or loan, debt, credit, security, financing, bond trust or similar agreement;

                  (13) GUARANTY/INDEMNIFICATION. Any guaranty, surety, indemnification or similar agreement;

                  (14) INTELLECTUAL PROPERTY. Any software, intellectual property, technology, license, source code escrow or similar agreement;

                  (15) INFORMATION SYSTEMS. Any computer, network, information system or information technology, Internet, website or similar agreement;

                  (16) CONFIDENTIALITY. Any confidentiality, nondisclosure or similar agreement;

                  (17) RETURNS. Any agreement with respect to the return of any Product;

                  (18) SETTLEMENT. Any settlement agreement which may require performance or forbearance after the Closing;

                  (19) LEASES. Any lease agreement;

                  (20) CAPITAL EXPENDITURES. Any agreement for a capital improvement or expenditure;

                  (21) CUSTOMERS. Any agreement with a customer;

                  (22) SUPPLIERS. Any agreement with a supplier or service provider;

                  (23) AGENCY. Any agency or similar agreement;

                  (24) PENDING MATTERS. Any draft agreement in negotiation; and

                  (25) MISCELLANEOUS MATTERS. Any other material Contract.

         3.17 CUSTOMERS, SUPPLIERS.

                  (1) Relations between Seller and each material customer or supplier described on Schedule 3.17(1) are good in all material respects. Since June 30, 2000, no material customer or supplier has in writing or, to the Knowledge of Seller, otherwise notified Seller of any plan or intent to terminate or restrict dealings in connection with the Business.

                  (2) Schedule 3.17(2) lists any standard form or terms and conditions of distribution, distributorship, sales representation or sales agreement or contract in effect in connection with the Business and no such agreement or contract is materially less favorable to Seller than the standard forms or terms and conditions listed at Schedule 3.17(2).

         3.18 PRODUCT SAFETY, LIABILITY.

                  (1) Except to the extent caused by products or services supplied by Purchaser to Seller, each Product is and has been free of any design defect or failure to warn and complies in all material respects with any applicable (i) Legal Requirement or (ii) Certification. Schedule 3.18(1) lists, to the Knowledge of Seller, any injury, damage, loss or failure arising in connection with a Product within the last five years.

                  (2) No recall or post-sale notice or warning is pending or, to the Knowledge of Seller, threatened in connection with any Product or the Business and, to the Knowledge of Seller, no basis exists for such a recall, notice or warning. Seller has received no notice in writing since January 1, 2000 that any material Certification with respect to any Product or the Business may be modified, terminated, suspended or withdrawn.

                  (3) Schedule 3.18(3) lists any standard or form of terms and conditions regarding warranty, remedy, liability limitation or indemnification matters used in connection with any Product. No Product is subject to any terms or conditions which are materially less favorable to Seller than those listed at Schedule 3.18(3).


         3.19 ENVIRONMENTAL MATTERS.

                  (1) HAZARDOUS MATERIALS. Schedule 3.19(1) lists any Hazardous Material used, stored or generated at the Real Property in the last three years.

                  (2) ABSENCE OF CERTAIN CONDITIONS. The Real Property does not contain and has not contained any aboveground or underground storage tank, asbestos, dump, hazardous waste management facility, impoundment, lagoon, landfill, lead, pipeline, radon, septic system or wetland. There are no conditions or circumstances with respect to the Real Property which pose a risk to the environment.

                  (3) NO HAZARDOUS MATERIAL RELEASE. There is and has been no Release, threatened Release or disposal of a Hazardous Material at the Real Property. The Real Property is not, and has not been, adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property.

                  (4) SERVICE PROVIDERS. Schedule 3.19(4) lists any pollution control, waste management or transportation, landfill or other service provider used by Seller in connection with the Business in the last year. Seller is not aware of any basis for liability to Seller, or Purchaser after the Closing, pursuant to applicable Legal Requirements or otherwise in connection with such service providers.

         3.20 LEGAL REQUIREMENTS, PERMITS.

                  (1) NO VIOLATION. The Business complies in all material respects with any applicable Legal Requirement.

                  (2) PERMITS. Seller has obtained any material Permit required by an applicable Legal Requirement in connection with the Business and each such Permit is valid and in full force and effect. Schedule 2.1(10) lists each such Permit.

                  (3) ABSENCE OF CERTAIN REQUIREMENTS. Except as set forth on
         Schedule 2.1(5)(18), the Business is not subject to any settlement agreement, order, judgment, injunction, decree or the equivalent currently in effect.

         3.21 PROCEEDINGS. Except as listed on Schedule 3.21, there is no Proceeding pending or, to the Knowledge of Seller, threatened in connection with the Business.

         3.22 ACCOUNTS, LOCKBOXES, POWERS OF ATTORNEY. Schedule 3.22 lists with respect to the Business any bank account, lockbox arrangement or power of attorney that is in effect.

         3.23 NO INTERMEDIARY. Seller has not employed any investment banker, business consultant, broker or finder or incurred any liability for any investment banking, business consultant, brokerage, finder fee or commission in connection with this Agreement or the transactions contemplated herein.

         3.24 LIMITED REPRESENTATIONS. Except to the extent expressly provided otherwise in the Transaction Agreements, (i) Seller makes no representation or warranty concerning the Business, Division or Assets, including as to the quality, condition, merchantability, salability, obsolescence, working or fitness for a particular purpose thereof and (ii) the Assets are sold to Purchaser "as is and where is."


4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to Seller as of the Effective Date as follows:

         4.1 ORGANIZATION; GOOD STANDING; AFFILIATES.

                  (1) Purchaser is a corporation duly organized, validly existing and in good standing pursuant to the laws of Illinois. Seller has all corporate or organizational power and authority required to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

                  (2) Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities, properties or assets requires such qualification, except to the extent any failure to do so could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

         4.2 AUTHORITY; NO CONFLICT; AGREEMENT VALIDITY, EFFECT.

                  (1) Purchaser has all corporate or organizational power and authority, and has taken any corporate or organizational action, required to execute and deliver the Transaction Agreements to which it is or will be a party, to consummate the transactions contemplated thereby and to perform its obligations thereunder.

                  (2) Except as set forth on Schedule 3.2, neither Purchaser's execution, delivery or performance of the Transaction Agreements nor the consummation of any transaction contemplated hereby will (with or without the giving of notice and/or the lapse of time), subject to applicable requirements of the HSR Act: (i) violate any Corporate Record or Legal Requirement applicable to Purchaser; (ii) result in a breach, default, acceleration or termination pursuant to any contract or encumbrance; or (iii) require the consent, authorization or approval of any other Person or Governmental Authority, except to the extent any such event could not be reasonably expected to, individually or together with other circumstances, have a Material Adverse Effect.

                  (3) This Agreement has been duly and validly executed and delivered by Purchaser. This Agreement constitutes, and each Ancillary Agreement to which Purchaser is a party shall constitute, upon Purchaser's execution and delivery thereof, a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally or (ii) general principles of equity (whether in a proceeding in equity or at law).

         4.3 PROCEEDINGS. There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser, which would reasonably be expected to have a material adverse effect as to the transactions contemplated by this Agreement.

         4.4 NO INTERMEDIARY. Purchaser has not employed any investment banker, business consultant, broker or finder or incurred any liability for any investment banking, business consultant, brokerage, finder fee or commission in connection with this Agreement or the transactions contemplated herein.

         4.5 ACKNOWLEDGMENT. Purchaser acknowledges that, except to the extent expressly provided otherwise in the Transaction Agreements, (i) Seller makes no representation or warranty concerning the Business, Division or Assets, including as to the quality, condition, merchantability, salability, obsolescence, working or fitness for a particular purpose and (ii) the Assets are sold to Purchaser "as is and where is."

5. COVENANTS OF SELLER.

         5.1 ACCESS. Seller will allow and arrange for Purchaser and the officers, employees, attorneys, accountants, consultants and other authorized representatives ("REPRESENTATIVES") of Purchaser to have full and complete access at reasonable times and without material disruption to the Assets and Representatives of Seller in connection with the Business and transactions contemplated by this Agreement.

         5.2 CONDUCT OF BUSINESS. Until the Closing, Seller with respect to the Business shall:

                  (1) use commercially reasonable efforts to prevent any Material Adverse Effect;

                  (2) conduct the Business in ordinary course consistent with past practices;

                  (3) use commercially reasonable efforts to maintain and preserve good relations with Employees, customers, suppliers and other parties and to encourage all such parties to continue their relations in connection with the Business after the Closing;

                  (4) maintain the Assets in good condition, maintenance and repair;

                  (5) maintain the current or equivalent insurance policies;

                  (6) not make or cause any material change to any accounting, administrative, financial, management, operational, sales or other policy, practice or procedure;

                  (7) not make or cause any material purchase, sale, transfer, assignment, disposition or Encumbrance of any Asset; and

                  (8) use commercially reasonable efforts to prevent any material damage, destruction or loss.

         5.3 NON-COMPETITION.

                  (1) As a material inducement for the Purchaser to consummate the transactions contemplated by this Agreement, Seller and its subsidiaries shall not, until after the third anniversary of the Closing Date, conduct or engage in, as a stockholder, consultant, promoter, control person or otherwise, the business of marketing, distributing or selling, with or without modifications designed to the specifications of the customer, products that are substantially similar to the Products set forth on Schedule 5.3 hereto, for the types of applications currently served by the Business. In addition, until the second anniversary of the Closing Date, Seller will not solicit nor induce any employee of Purchaser in connection with the Business to terminate his or her employment with Purchaser, PROVIDED THAT, this non-solicitation provision shall not apply with respect to resolution of union employee arrangements reasonably necessary in connection with the

         Collective Bargaining Agreement and transactions contemplated by the Transaction Agreements.

                  (2) The above non-competition obligations shall apply to the following territories: Canada, Mexico and the United States of America.

                  (3) The above non-competition obligations shall not apply to or preclude: (i) the continuation in the ordinary course of any [retained,] current business of the Division, other than the Business, with respect to current types of applications; or (ii) the ownership of up to 3 percent of the outstanding shares of any corporation listed with a national securities exchange.

                  (4) If any Governmental Authority rules that any provision of the above non-competition obligations is excessively broad in scope or duration, then any such provision shall be deemed, without further action, to be modified or limited to the extent necessary to be valid and enforceable for the purposes of such Governmental Authority.

         5.4 CONFIDENTIALITY. Seller shall not disclose to any Person or use for any purpose any Trade Secret as to the Business; PROVIDED THAT Seller may make any such disclosure to the extent required by an applicable Legal Requirement after first providing Purchaser reasonable advance notice of the need for such a disclosure or to comply with any Transaction Agreement. Seller shall not be deemed to have violated this provision to the extent any Trade Secret is or becomes known to a third party or to the public generally, unless it becomes so known due to the breach hereof by Seller.

         5.5 NOTICE OF CERTAIN EVENTS. Seller promptly shall notify Purchaser in connection with the Business or this Agreement of any material new information or any:

                  (1) change, individually or in the aggregate, which has had a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect;

                  (2) material change outside of the ordinary course consistent with past practices;

                  (3) material change to any accounting, administrative, financial, management, employment, labor, operational, sales or other policy, practice or procedure;

                  (4) material purchase, sale, transfer, assignment, disposition or encumbrance of any asset;

                  (5) material damage, destruction or loss (regardless of any insurance);

                  (6) material capital improvement, project or expenditure;

                  (7) material liability (contingent or otherwise), obligation, debt, guarantee;

                  (8) material payment, discharge, satisfaction, release, termination, compromise or settlement of any claim, right, indebtedness, guarantee, liability or obligation;

                  (9) termination of any Employee;

                  (10) Proceeding;

                  (11) agreement, commitment or understanding with respect to the foregoing;

                  (12) notice or communication from a Governmental Authority in connection with the transactions contemplated by this Agreement; or

                  (13) any breach of the Contracts, applicable Legal Requirements or Seller's representations, warranties, statements or obligations pursuant to this Agreement.


6. COVENANTS OF PURCHASER.

         6.1 MAINTENANCE OF BUSINESS RECORDS. After the Closing, Purchaser shall maintain material Business Records until the seventh anniversary of the Closing Date. Purchaser acknowledges that certain Business Records may pertain to matters of Seller other than with respect to the Business and that Seller may provide to Purchaser only copies of the portions thereof pertaining to the Business.

         6.2 NOTICE OF CERTAIN EVENTS. Purchaser promptly shall notify Seller in connection with this Agreement of any:

                  (1) Proceeding;

                  (2) notice or communication from a Governmental Authority in connection with the transactions contemplated by this Agreement; or

                  (3) any breach of Purchaser's representations, warranties, statements or obligations pursuant to this Agreement.

         6.3 CONFIDENTIALITY. Purchaser shall not disclose to any Person or use for any purpose any Trade Secret of Seller concerning any business of Seller other than the Business obtained in connection with the transactions contemplated by this Agreement; PROVIDED THAT Purchaser may make any such disclosure to the extent required by an applicable Legal Requirement after first providing Seller reasonable advance notice of the need for such a disclosure or to comply with any Transaction Agreement. Purchaser shall not be deemed to have violated this provision to the extent any Trade Secret is or becomes known to a third party or to the public generally, unless it becomes so known due to the breach hereof by Purchaser.

         6.4 EXCLUDED ASSETS. Purchaser shall exercise reasonable maintenance care with respect to, and shall reasonably cooperate at the expense of Seller to deliver to Seller, any Excluded Asset which remains at the Real Property after the Closing.

         6.5 NON-SOLICITATION. Until the second anniversary of the Closing Date, Purchaser will not solicit nor induce any employee of Seller in connection with the Division to terminate his or her employment with Seller, PROVIDED THAT, this provision shall not apply with respect to resolution of union employee arrangements reasonably necessary in connection with the Collective Bargaining Agreement and transactions contemplated by the Transaction Agreements.


7. ADDITIONAL COVENANTS.

         7.1 CLOSING EFFORTS. Each party shall use reasonable efforts to cooperate with the other, cause as appropriate the existence, occurrence, satisfaction and continuation of the conditions precedent set forth in Sections 9 and 10, including, but not limited to, the delivery to the other of any deliverable specified in Sections 9 and 10, and effectuate the Closing.

         7.2 ANTITRUST MATTERS. Seller and Purchaser shall use their reasonable efforts to resolve objections or inquiries, if any, of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission or other antitrust Governmental Authorities may assert with respect to the transactions contemplated by this Agreement. In the event a Proceeding is instituted by any Person asserting that the transactions contemplated by this Agreement violate antitrust Legal Requirements, Seller and Purchaser shall use their reasonable efforts to resolve such Proceeding promptly, PROVIDED THAT, neither Seller nor Purchaser shall be required by this Agreement to divest any assets, properties or businesses or exclude any Assets from the transactions contemplated by this Agreement.

         7.3      LICENSED MARKS.

                  (1) Seller hereby grants Purchaser a royalty-free, non-exclusive license to use the Marks set forth on Schedule 7.3(1) in connection with the ownership and operation of the Business in the ordinary course (i) for six (6) months from the Closing Date for Purchaser to complete an orderly termination of the affirmative use of such Marks and (ii) for one year from the Closing Date to exhaust inventories of Products and other goods bearing such Marks.

                  (2) Purchaser hereby grants Seller a royalty-free, non-exclusive license to use the Marks set forth on Schedule 7.3(2) in connection with the ownership and operation of the Division in the ordinary course (i) for six (6) months from the Closing Date for Seller to complete an orderly termination of the affirmative use of such Marks and (ii) for one year from the Closing Date to exhaust inventories of Products and other goods bearing such Marks.

         7.4 ABSENCE OF CERTAIN CONSENTS. To the extent any Consent to the transfer or assignment of any Contract or other Asset from Seller to Purchaser cannot reasonably be obtained or any Contract or other Asset is not transferable, then Seller shall retain such Contract or other Asset and the parties shall cooperate to provide in a permissible manner and to the extent reasonably feasible the practical benefits to Purchaser of such Contract or other Asset.

         7.5 FORWARDING OF PAYMENTS, DELIVERIES. From the Closing, each party shall transmit and deliver to the other within one week of receipt any payment, correspondence or asset intended for the other which it receives after the Closing. From the Closing, each party promptly will notify and consult with the other as to the allocation of any payment it receives which (i) does not indicate whether the payment is made in connection with the Business or one of Seller's remaining businesses or (ii) indicates that the payment is made in connection with the Business and one of Seller's remaining businesses. If the parties cannot agree upon an allocation for such a payment, then it shall be applied in chronological order as to the accounts receivable of both parties, from earliest to latest.

         7.6 ACCOUNTS RECEIVABLE. An adjustment shall be made within 10 days after the six-month anniversary of the Closing Date as provided in this Section
7.6. If Purchaser, despite good faith efforts consistent with its past collection practices, has not as of the sixth-month anniversary collected an amount equal to the net Accounts Receivable set forth on the Closing Balance Sheet (that is, gross amount of Accounts Receivable less the reserve for uncollectibility), then Seller shall repurchase an amount of Accounts Receivable at face value from Seller equal to such shortfall, with a maximum repurchase obligation of $337,500. Seller shall designate the specific Accounts Receivable to be repurchased. If Purchaser, as of the sixth-month anniversary, has collected more of the Accounts Receivable than the net Accounts Receivable set forth on the Closing Balance Sheet, then Purchaser shall pay Seller an amount equal to the excess, with a maximum payment obligation of $337,500.

         7.7 TERMINATION OF CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement between the parties, dated April 1, 2000, shall remain in effect in accordance with its terms.

         7.8 SUPPLY OF CERTAIN DC DRIVES PRODUCTS. Seller shall supply and sell to Purchaser any DC drives or other product of Seller, to the extent that (i) Seller manufactures, distributes or sells such product and (ii) Purchaser is obligated by a Contract to supply such product to another person. The price to Purchaser for such products shall be as described in Schedule 7.8 for the markets described therein and, with respect to other matters, each party shall provide the other terms and conditions in connection with such products no less favorable than those it provides to similarly situated persons.


8. CONDITIONS TO SELLER'S OBLIGATIONS.

         Seller's obligations with respect to the Closing pursuant to Section
2.6 are contingent upon the existence, occurrence, satisfaction and continuation of the conditions precedent set forth below.

         8.1 HSR ACT, PERMITS. The issuance of any Permit or the completion of any action by any Governmental Authority which is required by the HSR Act or other applicable Legal

Requirement for the consummation of the transactions contemplated by this Agreement without any Material Adverse Effect on the Business.

         8.2 NO BREACH. Every representation, warranty and statement by Purchaser in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date. Purchaser shall have performed in all material respects all of its obligations pursuant to this Agreement through the Closing Date.

         8.3 CERTIFICATE. Seller shall have received from Purchaser an incumbency and specimen signature certificate with respect to the officers of Purchaser who execute the Transaction Agreements.

         8.4 RESOLUTIONS. Seller shall have received from Purchaser certified copies of resolutions of Purchaser's board of directors authorizing the execution, delivery, consummation and performance of the Transaction Agreements.

         8.5 UNION MATTERS. Seller shall have received to Seller's reasonable satisfaction assurances with respect to union relations and the Collective Bargaining Agreement to be in effect after the Closing.


9. CONDITIONS TO PURCHASER'S OBLIGATIONS

         Purchaser's obligations with respect to the Closing pursuant to Section
2.6 are contingent upon the existence, occurrence, satisfaction and continuation of the conditions precedent set forth below.

         9.1 HSR ACT, PERMITS. The issuance of any Permit or the completion of any action by any Governmental Authority which is required by the HSR Act or other applicable Legal Requirement for the consummation of the transactions contemplated by this Agreement without any materially adverse restriction or requirement.

         9.2 NO BREACH. Every representation, warranty and statement by Seller in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date. Seller shall have performed in all material respects all of its obligations pursuant to this Agreement through the Closing Date.

         9.3 CERTIFICATE. Purchaser shall have received from Seller an incumbency and specimen signature certificate with respect to the officers of Seller who execute the Transaction Agreements.

         9.4 RESOLUTIONS. Purchaser shall have received from Seller certified copies of resolutions of Seller's board of directors authorizing the execution, delivery, consummation and performance of the Transaction Agreements.

         9.5 CONSENTS. Purchaser shall have received from Seller all material Consents listed on Schedule 9.5.

         9.6 ENVIRONMENTAL, HEALTH, SAFETY. Purchaser shall have received to Purchaser's reasonable satisfaction environmental, health and safety assessments, reports or other information with respect to the Business and Real Property.

         9.7 INSPECTIONS, APPRAISALS. Purchaser shall have received to Purchaser's reasonable satisfaction inspection reports, appraisals or other information with respect to the Assets.

         9.8 INSURANCE. Purchaser shall have received to Purchaser's reasonable satisfaction title and other insurance policies and endorsements with respect to the Real Property, other Assets and Business.

         9.9 SEARCHES. Purchaser shall have received to Purchaser's reasonable satisfaction Encumbrance, Proceeding and Intellectual Property search reports or other information dated no earlier than 10 days before the Closing Date with respect to the Seller, Business and Assets.

         9.10 RELEASES OF ENCUMBRANCES. Purchaser shall have received from Seller to Purchaser's reasonable satisfaction releases of all Encumbrances and documentation thereof with respect to the Assets other than Permitted Encumbrances.

         9.11 SURVEYS. Purchaser shall have received to Purchaser's reasonable satisfaction surveys of Real Property for which title insurance is being obtained.

         9.12 ESTOPPELS. Purchaser shall have received from Seller to Purchaser's reasonable satisfaction estoppel letters duly executed by the landlords and mortgagees of the leased Real Property dated no earlier than 10 days before the Closing Date.

         9.13 NO PROCEEDING. No Proceeding shall have been commenced or threatened in connection with the transactions contemplated by this Agreement.

         9.14 NO ADVERSE LEGAL REQUIREMENT. No Legal Requirement shall exist which would prevent the transactions contemplated by this Agreement.

         9.15 EMPLOYEE MATTERS. Purchaser shall have received to Purchaser's reasonable satisfaction assurances with respect to any Employees who may be employed in connection with the Business after the Closing. Purchaser shall have received to its reasonable satisfaction assurances with respect to the employment terms and conditions that will be applicable to the Business after the Closing.

         9.16 EMPLOYEE BENEFIT MATTERS. Purchaser shall have received to Purchaser's reasonable satisfaction assurances with respect to Benefit Plans that will be applicable to the Business after the Closing.

         9.17 UNION MATTERS. Purchaser shall have received to Purchaser's reasonable satisfaction assurances with respect to union relations and the Collective Bargaining Agreement to be in effect after the Closing.

         9.18 PRODUCTIVITY MEASURES. Purchaser shall have received to Purchaser's reasonable satisfaction assurances with respect to the productivity measures to be implemented by Seller with respect to the Business before the Closing Date, including, but not limited to, the Rancho Dominguez, California facility and workforce.

         9.19 FINANCIAL INFORMATION. Purchaser shall have received to Purchaser's reasonable satisfaction assurances with respect to financial information pertaining to the Business.


10. INDEMNIFICATION.

         10.1 INDEMNIFICATION BY SELLER. Subject to the terms and conditions of
Section 10, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, officers, directors, employees or agents from any Damages or Proceedings to the extent arising from:

                  (1) any breach of any representation or warranty of Seller in or pursuant to this Agreement, the Ancillary Agreements or a certificate of Seller delivered in connection with the Closing;

                  (2) any breach of any covenant or obligation of Seller in or pursuant to this Agreement or the Ancillary Agreements;

                  (3) any Excluded Liabilities; and

                  (4) except for (i) Assumed Liabilities and (ii), after the third anniversary of the Closing Date, the Excluded Liabilities set forth at Section 2.4(6), any occurrence, event or condition existing in connection with the Business or Assets on or before the Closing Date.

         10.2 INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of Section 10, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, officers, directors, employees or agents from any Damages or Proceedings to the extent arising from:

                  (1) any breach of any representation or warranty of Purchaser in or pursuant to this Agreement, the Ancillary Agreements or a certificate of Purchaser delivered in connection with the Closing;

                  (2) any breach of any covenant or obligation of Purchaser in or pursuant to this Agreement or the Ancillary Agreements;

                  (3) any Assumed Liabilities; and

                  (4) the conduct of the Business by Purchaser after the Closing Date.

         10.3 THIRD-PARTY PROCEEDINGS. In the event of a Proceeding against an Indemnified Party by a third party, the Indemnifying Party shall have the right, at its option and expense, to be represented by counsel of its choice, and to defend, negotiate, settle or otherwise manage any Proceeding and/or Damages subject to Section 10, PROVIDED THAT, the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its expense. The parties shall cooperate fully in connection with the defense, negotiation, settlement or management of any such Proceeding. To the extent the Indemnifying Party elects not to defend such Proceeding, the Indemnified Party may retain counsel and control the defense of the Proceeding at the expense of the Indemnifying Party. Neither party shall settle any such Proceeding without the consent of the other, which consent shall not be unreasonably withheld. After final resolution of any such Proceeding (including, but not limited to, disposition by a Governmental Authority or alternative dispute resolution authority or settlement) and expiration of the time for any appeal, the Indemnified Party shall deliver to the Indemnifying Party a written request for any amounts due from the Indemnified Party with respect to such Proceeding. The Indemnifying Party shall pay all sums due with respect to such Proceeding by wire transfer or certified or bank cashier's check within 30 days after receipt of such notice.

         10.4 MINIMUM THRESHOLD; MAXIMUM INDEMNIFICATION.

                    (1) Section 10 shall not be applicable with respect to Damages arising from a breach of any representation, warranty or statement in or pursuant to this Agreement unless and until the aggregate amount of all such Damages incurred by the Indemnified Party equals or exceeds $150,000 ("MINIMUM THRESHOLD"), at which time the Indemnifying Party shall be responsible for all such Damages in excess of the Minimum Threshold, PROVIDED THAT the Minimum Threshold shall not be applicable with respect to a breach of Section 3.12(1).

                  (2) An Indemnifying Party's aggregate liability pursuant to this Agreement shall not exceed 25 percent of the Purchase Price, as adjusted pursuant to Section 2.7.

         10.5 DAMAGES NET OF INSURANCE; DAMAGES LIMITATION; DAMAGES TREATMENT.

                  (1) The amount of any Damages for which indemnification is provided under Section 10 shall be net of all amounts recovered by the Indemnified Person under insurance policies with respect to such Damages and shall be net of any reserve in respect thereof reflected on the Closing Balance Sheet.

                  (2) If the Indemnifying Person makes any payment under Section 10 in respect of any Damages, the Indemnifying Person shall be subrogated, to the extent of such payment and except to the extent that such subrogation is not permitted by the terms of any insurance policy, to the rights of the Indemnified Person against any insurer or third party with respect to such Damages.

                  (3) Anything to the contrary in this Agreement notwithstanding, no Indemnifying Person shall, in any event, be liable to any Indemnified Person for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. To the extent such damages become due to a third party in a Proceeding in which a party is an Indemnified Person hereunder, such damages shall not be excluded from the Damages that may be due pursuant to Section 10. Each party agrees that it will not seek punitive damages from any Indemnifying Person in connection with any Damages arising in connection with the transactions contemplated by this Agreement.

                  (4) Any indemnification payment for Taxes required under
         Section 10 shall for purposes of federal, state and local income Taxes be treated as a purchase price adjustment, to the extent consistent with applicable Legal Requirements.

         10.6 TERMINATION OF CERTAIN INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto pursuant to Section 10.1(1) and
Section 10.2(1) shall terminate when the applicable representation or warranty terminates pursuant to Section 10.7, PROVIDED THAT such obligations to indemnify and hold harmless shall not terminate with respect to any claim an Indemnified Person delivers in writing to an Indemnifying Person before the expiration of all relevant survival periods.

         10.7 SURVIVAL OF REPRESENTATIONS. All representations and warranties in this Agreement shall survive the Closing for purposes of Section 10 and terminate at 6:00 p.m. (Pacific time) on the eighteen-month anniversary of the Closing Date, except as to Section 3.12(1), which shall survive for the applicable statutes of limitation.

         10.8 NO EXHAUSTION OF REMEDIES. An Indemnified Party shall not be required to pursue or exhaust its remedies against any other Person before enforcing its rights pursuant to Section 10 against an Indemnifying Party.

         10.9 REMEDY SELECTION. Section 10 shall provide the exclusive remedy with respect to any Damages or claims of a party arising in connection with the transactions contemplated by this Agreement, except (i) as provided otherwise by any Ancillary Agreement or (ii) with respect to matters involving or requiring injunctive or equitable relief. Except as provided in the preceding sentence, each party hereby waives with respect to the other, and covenants not to sue the other pursuant to, any claim pursuant to an applicable Legal Requirement in connection with the transactions contemplated by this Agreement, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act or any state counterpart.

11. EMPLOYMENT, LABOR AND EMPLOYEE BENEFIT MATTERS.

         11.1 EMPLOYEES.

                  (1) Purchaser shall offer employment to commence effective immediately after the Closing Date to all Employees at substantially the same salaries and wages (including division-level, but not Seller-wide, bonus and incentive programs), reasonably equivalent benefits in the aggregate, and on substantially the same terms and conditions as those in effect immediately prior to the Closing Date. With respect to Transferred Employees who may later be terminated, Purchaser shall be solely responsible for all obligations and liabilities, if any, pursuant to any applicable Legal Requirement pertaining to a mass layoff or other termination of employment.

                  (2) Purchaser hereby acknowledges that it is a successor employer with respect to those Transferred Employees who are members of a collective bargaining unit and Purchaser shall comply with all requirements under the National Labor Relations Act as a successor employer, which may include recognition of any collective bargaining representative recognized by Seller as of the Closing Date for bargaining units of Transferred Employees and/or good faith negotiations with the collective bargaining representative with respect to a new collective bargaining agreement.

         11.2 EMPLOYEE BENEFIT PLANS.

                  (1) Effective as of the Closing Date, Transferred Employees shall cease accruing any benefits under any Benefit Plan of Seller, and Seller shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation. Effective as of the Closing Date, Purchaser shall establish Benefit Plans for Transferred Employees which in the aggregate are reasonably equivalent to the Benefit Plans of Seller. Purchaser shall grant all Transferred Employees credit for service with Seller and its Affiliates, and their respective predecessors through the Closing Date, as set forth on
         Schedule 3.9 and to substantially the same extent as Seller. With respect to Purchaser's Benefit Plans that provide medical or dental benefits, such plans shall waive any exclusions or limitations with respect to pre-existing conditions to the extent required by applicable Legal Requirements. Purchaser shall also cause its health plan(s) to be responsible for health benefit claims by Transferred Employees and their covered dependents for services covered by such plans and rendered after the Closing Date, except those claims for Transferred Employees who are not actively at work as of the Closing Date. Purchaser shall cause its health plan(s) to be responsible for health benefit claims by Transferred Employees who are not actively at work as of the Closing Date, and their covered dependents, for services covered by such plans and rendered effective upon their return to work.

                  (2) Purchaser shall cause its "401(k)" plan to accept direct rollovers of cash and participant loans from Seller's 401(k) plans for those Transferred Employees who elect such direct rollovers, provided that such Seller's Plans are qualified plans and that Seller so represents.

                  (3) Seller shall spinoff to Purchaser, and Purchaser shall become the sponsor of, that portion of Seller's cafeteria plans that are applicable to Transferred Employees, as provided in the transfer of sponsorship agreements attached at Schedule 11.2.

         11.3 VACATION, HOLIDAY, SICK AND SEVERANCE PAY. As of the Closing Date, Seller shall retain all of Seller's obligations for vacation (including accrued vacation), holiday, sick (including accrued sick) and severance pay (if any) payable to all Transferred Employees, who are not covered by the Collective Bargaining Agreement, including those under any "stay and pay agreement." Transferred Employees shall become eligible for Purchaser's vacation, holiday, sick pay and severance pay benefits after the Closing Date. Vacation pay for Transferred Employees subject to the Collective Bargaining Agreement shall be accrued on the Closing Balance Sheet as of the Closing Date in accordance with GAAP.

         11.4 ACCESS TO INFORMATION. Seller shall make reasonably available to Purchaser such actuarial, financial, personnel and related information as may be reasonably requested by Purchaser with respect to any Seller Benefit Plan or Transferred Employee, including, but not limited to, compensation and employment histories. Seller shall provide to Purchaser health and workers' compensation insurance claim history relating to Transferred Employees within 30 days after the Closing Date.

         11.5 PAYROLL TAX. Seller and Purchaser agree that, with respect to Transferred Employees who accept employment with Purchaser upon the Closing, they will take the position that they respectively meet the definitions of "predecessor" and "successor" as defined in Revenue Procedure 96-60 and IRS Regulation Section 31.3121(a)(1)-1(b). Absent a mutual agreement to the contrary, Seller and Purchaser will use the "Standard Procedure" described in
Section 4 of Revenue Procedure 96-60. Seller shall supply to Purchaser, with respect to all Transferred Employees, all cumulative payroll information as of the Closing Date that Purchaser shall reasonably request in order to comply with IRS Regulation Section 31.3121(a)(1)-1(b).

         11.6 THIRD-PARTY BENEFICIARIES. No provision of this Article 11 shall create any third-party beneficiary rights in any former Employee (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Purchaser for any specified period of time after the Closing Date.


12. TERMINATION PRIOR TO CLOSING.

         12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (1) by the mutual written consent of Purchaser and Seller;

                  (2) by either Seller or Purchaser in writing (provided that the terminating party is not otherwise in default or in breach of this Agreement) if the Closing shall not have occurred on or before February 28, 2001;

                  (3) by either party in writing if the other is in material default or breach of this Agreement and fails to cure such default or breach within 30 days of receiving written notice of such default or breach; or

                  (4) by either Seller or Purchaser in writing, if there shall be in effect a non-appealable order of a Governmental Authority enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

         12.2 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Section 12 shall terminate all obligations of the parties hereunder, except for the obligations pursuant to Sections 2.9, 10.1(1), 10.1(2), 10.2(1), 10.2(2), 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 12, 13.1, 13.2, 13.3, 13.4,
13.5, 13.7, 13.8, 13.9, 13.11 and 13.12; PROVIDED THAT, such termination shall not relieve any party in default or breach of this Agreement from any liability to the other for such default or breach.


13. GENERAL PROVISIONS.

         13.1 ENTIRE AGREEMENT. The Transaction Agreements (including the Schedules and Exhibits) constitute the sole understanding of the parties with respect to the matters provided for therein and supersede any previous agreements and understandings between the parties with respect to the subject matter thereof. This Agreement shall be amended, modified or supplemented only by a writing signed by all parties.

         13.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. This Agreement shall not be assigned by any party without the prior written consent of the other, except by Purchaser, in whole, to any of its Affiliates having a comparable net worth to Purchaser, and by Seller in connection with a sale of all, or substantially all, of its businesses. No assignment of this Agreement hereunder shall relieve the assigning party of any obligation hereunder. Any assignee shall be deemed to have made the representations, warranties, covenants and agreements hereunder of the assigning party.

         13.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         13.4 HEADINGS. The headings of Sections are for convenience only and shall not affect interpretation of this Agreement.

         13.5 WAIVER. Any term or condition of this Agreement may be waived in writing at any time by a party benefited thereby. No such waiver of a provision of this Agreement shall constitute a waiver of any similar or other provision of this Agreement.

         13.6 BULK SALES COMPLIANCE. The parties waive the requirements of any applicable bulk sales Legal Requirement. Seller shall indemnify and hold harmless Purchaser from any Damages or Proceedings arising from a bulk sales Legal Requirement.

         13.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, by confirmed facsimile, or by commercial courier. If to Seller, to:

                  MagneTek, Inc.
                  10900 Wilshire Boulevard, Suite 850
                  Los Angeles, California  90024
                  Attention:  Tina McKnight, Esq.
                              General Counsel
                  Facsimile:  (310) 208-1322

                  with a copy to:

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, California 90071-3197
                  Attention:  Jennifer Bellah Maguire, Esq.
                  Facsimile:  (213) 229-6986

                  If to Purchaser to:

                  Yaskawa Electric America, Inc.
                  2121 Norman Drive South
                  Waukegan, Illinois 60085
                  Attention:  Junji (Jay) Tsuda

         EXECUTIVE VICE PRESIDENT
                  Facsimile:  (847) 887-7030

                  with a copy to:

                  Masuda, Funai, Eifert & Mitchell, Ltd.
                  One East Wacker Drive, Suite 3200
                  Chicago, Illinois 60601-2002
                  Attention:  James M. Coonan, Esq.
                  Facsimile:  (312) 245-7467

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, by confirmed facsimile or by commercial courier in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fifth day after the day it is so placed in the mail.

         13.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

         13.9 PUBLIC ANNOUNCEMENTS. Except to the extent required by an applicable Legal Requirement, neither Seller nor Purchaser shall, without the prior written consent of the other, disclose publicly or to any third party (other than to each other's Representatives pursuant to appropriate confidentiality arrangements) the existence of the negotiations relating to this Agreement or any of term or condition hereof; PROVIDED THAT, Purchaser shall have the right to meet with customers and suppliers in connection with the Business upon reasonable advance notice to Seller.

         13.10 FURTHER ASSURANCES. Each party shall, at the request and reasonable expense of the other, execute and deliver any further instrument or document, provide any information or technical assistance and take any further action reasonably necessary or appropriate to consummate, effectuate, implement or perform the transactions contemplated by this Agreement.

         13.11 SEVERABILITY. If a provision of this Agreement is held by a Governmental Authority to be illegal, invalid, void or unenforceable, then such provision shall have no force and effect and such event shall not affect or impair the legality, validity or enforceability of any other provision of this Agreement.

         13.12    DISPUTE RESOLUTION.

                  (1) BINDING ARBITRATION. Except as provided pursuant to
         Section 13.12(2), any dispute, controversy or claim arising out of or in connection with this Agreement or the performance or breach of obligations hereunder shall be settled or otherwise resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Any such arbitration shall be conducted exclusively in Chicago, Illinois, if initiated by Seller, or Los Angeles, California, if initiated by Purchaser. Each party covenants not to bring or prosecute any dispute, controversy or claim in connection with this Agreement except as provided pursuant to
         Section 13.12.

                  (2) CERTAIN EXCEPTIONS TO ARBITRATION. Section 13.12(1) notwithstanding, a party may elect before the commencement of arbitration: (i) to resolve any dispute with respect to Purchase Price adjustment pursuant to Section 2.7, non-competition pursuant to Section
         5.3 and confidentiality pursuant to Section 5 through the federal or state courts located in Chicago, Illinois, if initiated by Seller, and Los Angeles, California, if initiated by Purchaser; or (ii) to resolve any dispute between the parties which is related directly to a third-party Proceeding in the course of such third-party Proceeding, in the event all necessary third parties do not consent to participate in arbitration of such matters in the manner provided in Section 13.12(1).

                  (3) ARBITRATION PANEL. For any arbitration, the number of arbitrators on the arbitration panel shall be as follows: one neutral arbitrator if the matter of dispute at the time of the arbitration demand shall reasonably be expected to involve an amount less than $500,000; and three neutral arbitrators if otherwise.

                  (4) PROCEDURES; NON-APPEALABILITY. The arbitration panel shall allow such discovery as it determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the panel is completed. The arbitration panel shall deliver to the parties a written notice of decision with a written explanation and, if a party requests within 10 days thereafter, shall have 30 days after such request to reconsider and modify in writing such decision. Thereafter, the decision of the arbitration panel shall be final, binding and non-appealable in all respects, including, without limitation, with respect to any person who has failed or refused to participate in the arbitration.

                  (5) CERTAIN RELIEF. The arbitration panel shall have authority to award relief pursuant to legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as it deems appropriate.

                  (6) ENFORCEMENT; IRREPARABLE INJURY; EQUITABLE RELIEF. Judgment upon a decision or award by the arbitration panel, or by an independent auditor pursuant to Section 2.7, may be entered in any court having personal and subject matter jurisdiction. Seller and Purchaser hereby submit to the federal and state courts located in Chicago, Illinois and Los Angeles, California for the purpose of confirming any such decision or award and entering judgment thereon and enforcement or resolution of disputes with respect to Sections 2.7, 5.3, 5.4 and/or 6.3. Seller acknowledges that its non-competition obligations pursuant to Section 5.3 and confidentiality obligations pursuant to Section 5.4 are material inducements to Purchaser to enter into the transactions contemplated by this Agreement and that any violation or breach of such obligations will result in irreparable injury to Purchaser for which a remedy at law would be inadequate and for which Purchaser shall be entitled to injunctive or equitable relief. Purchaser acknowledges that its confidentiality obligations pursuant to Section 6.3 are material inducements to Seller to enter into the transactions contemplated by this Agreement and that any violation or breach of such obligations will result in irreparable injury to Seller for which a remedy at law would be inadequate and for which Seller shall be entitled to injunctive or equitable relief.

                  (7) CONFIDENTIALITY. All arbitration proceedings pursuant to
         Section 13.12, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties, except as required by applicable Legal Requirements.

                  (8) CONTINUING OBLIGATIONS. The commencement and proceeding of any arbitration in connection with this Agreement shall not excuse any party from its obligations in connection with this Agreement and the parties shall continue to perform their respective obligations in good faith.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered as of the Effective Date.


MAGNETEK, INC.



By:
      ---------------------------------
Name:
Title:





YASKAWA ELECTRIC AMERICA, INC.



By:
      ---------------------------------
Name:
Title: